                                                                    Exhibit 99.3

                            CHORDIANT SOFTWARE, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

   On January 8, 2001, Chordiant entered into a merger agreement (the "Merger Agreement") to acquire Prime Response in a transaction to be accounted for as a purchase under U.S. generally accepted accounting principles. Under the terms of the Merger Agreement, all issued and outstanding shares of Prime Response will be exchanged for 12,289,242 shares of Chordiant's common stock with a value of approximately $34.8 million. In addition, based on an exchange ratio of approximately 0.60 share of Chordiant common stock for every share of Prime Response common stock, all of Prime Response's outstanding options will be converted into options to purchase 1,367,464 shares of Chordiant's common stock and all of Prime Response's outstanding warrants will be converted into warrants to purchase 1,306,551 shares of Chordiant's common stock. The fair value of the options and warrants of approximately $3.2 million and $3.5 million, respectively, was determined using the Black-Scholes option pricing model and is included as a component of the purchase price. In accordance with Financial Accounting Standards Board Interpretation No. 44 ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB 25, unvested stock options granted by Chordiant in exchange for options held by Prime Response will be considered part of the purchase price. However, to the extent that service will be required subsequent to the date of the acquisition in order to vest in the replacement options, a portion of the intrinsic value of the unvested options will be deducted from the fair value of the options issued and allocated to unearned stock-based compensation. The amount allocated to unearned compensation will be based on the portion of the intrinsic value of the replacement options at the acquisition date related to future vesting periods and will be recognized as compensation expense over the remaining service period. Chordiant also anticipates incurring approximately $3.0 million in acquisition related expenses, which consist primarily of financial advisory, accounting and legal fees and $4.0 million in integration and restructuring costs. The purchase price will be allocated to the assets acquired, including tangible and intangible assets, and liabilities assumed based upon the fair value of such assets and liabilities on the date of acquisition.

   On July 19, 2000, Chordiant and White Spider Software, Inc. ("White Spider") entered into a stock purchase agreement (the "Agreement") accounted for as a purchase under U.S. generally accepted accounting principles. Under the terms of the Agreement, Chordiant issued 349,954 shares of common stock valued at approximately $5.9 million in exchange for the 4,728,290 shares of White Spider common stock outstanding as of the date of the acquisition. In addition, employee options to purchase approximately 1,710,000 shares of White Spider common stock were assumed by Chordiant and became options to purchase 126,562 shares of Chordiant common stock. The fair value of the options of approximately $2.1 million was determined using the Black-Scholes option pricing model and is included as a component of the purchase price in accordance with FIN 44. Chordiant also incurred $200,000 in transaction costs. The purchase price was allocated to the assets acquired, including tangible and intangible assets, and liabilities assumed based upon the fair value of such assets and liabilities on the date of acquisition.

   The Unaudited Pro Forma Combined Condensed Balance Sheet and Statements of Operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results. The historical financial statements of Chordiant, White Spider and Prime Response are included elsewhere in this joint proxy statement/prospectus and the Unaudited Pro Forma Combined Condensed Financial Information presented herein should be read in conjunction with those financial statements and related notes.

                                      157

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

                            CHORDIANT SOFTWARE, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 2000
                             (amounts in thousands)

                                                Prime     Pro Forma     Pro Forma
                                   Chordiant  Response   Adjustments    Combined
                                   ---------  ---------  -----------    ---------
             ASSETS

Current assets:
  Cash and cash equivalents......  $ 41,465   $  27,139   $             $ 68,604
  Short-term investments.........    26,203         --                    26,203
  Accounts receivable--third
   parties, net..................    19,423      10,616        (207)(9)   29,832
  Accounts receivable--related
   parties.......................     1,057         --          207 (9)    1,264
  Other current assets...........     7,149       3,046                   10,195
                                   --------   ---------                 --------
    Total current assets.........    95,297      40,801                  136,098
Property and equipment, net......     5,050       3,390                    8,440
Intangible assets, net...........     4,585       5,220      12,105 (4)   21,910
Other assets.....................     2,516       1,671                    4,187
                                   --------   ---------                 --------
    Total assets.................  $107,448   $  51,082                 $170,635
                                   ========   =========                 ========

  LIABILITIES AND STOCKHOLDERS'
              EQUITY

Current liabilities:
  Borrowings.....................  $    595   $     --    $             $    595
  Accounts payable...............     5,081       5,154                   10,235
  Accrued expenses...............     8,163       6,299       7,000 (2)   21,462
  Accrued interest income........       --          176                      176
  Deferred revenue--third
   parties.......................    17,441       6,312      (3,118)(3)   20,635
  Deferred revenue--related
   parties.......................     3,488         --                     3,488
  Capital lease obligations......       --           78                       78
                                   --------   ---------                 --------
    Total current liabilities....    34,768      18,019                   56,669
Accrued interest income, non
 current.........................       --        1,222                    1,222
Deferred revenue--third parties..     8,013         --                     8,013
Deferred revenue--related
 parties.........................     1,103         --                     1,103
Other liabilities................       244         --                       244
                                   --------   ---------                 --------
    Total liabilities............    44,128      19,241                   67,251
                                   --------   ---------                 --------
Stockholders' equity:
  Common stock...................        41         205        (205)(5)       53
                                                                 12 (1)
  Additional paid-in capital.....   170,386     155,355    (155,355)(5)  211,924
                                                             34,782 (1)
                                                              3,241 (1)
                                                              3,515 (1)
  Notes receivable from
   stockholders..................    (1,799)     (2,545)      2,545 (5)   (1,799)
  Treasury stock.................       --       (4,273)      4,273 (5)      --
  Unearned compensation..........    (7,290)     (1,997)      1,997 (5)   (7,290)
  Accumulated deficit............   (97,920)   (114,965)    114,965 (5)  (99,406)
                                                             (1,486)(4)
  Accumulated other comprehensive
   income (loss).................       (98)         61         (61)(5)      (98)
                                   --------   ---------                 --------
    Total stockholders' equity...    63,320      31,841                  103,384
                                   --------   ---------                 --------
    Total liabilities and
     stockholders' equity........  $107,448   $  51,082                 $170,635
                                   ========   =========                 ========

        See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Information for explanation of Pro Forma adjustments.

                                      158

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

                            CHORDIANT SOFTWARE, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000
                (amounts in thousands, except per share amounts)

                                            Chordiant
                          ------------------------------------------------  Historical
                          Historical  Historical   Pro Forma     Pro Forma    Prime     Pro Forma    Pro Forma
                          Chordiant  White Spider Adjustments    Chordiant   Response  Adjustments   Combined
                          ---------- ------------ -----------    ---------  ---------- -----------   ---------
Net revenues:
 License--third
  parties...............   $ 10,728     $  --       $            $ 10,728    $ 15,750    $ (736)(6)  $  25,742
 License--related
  parties...............      6,168        --                       6,168          --       736 (6)      6,904
 Service--third
  parties...............      3,980       281         (245)(9)      4,016       9,906                   13,958
 Service--related
  parties...............     12,813        --                      12,813          --                   12,813
 Applications hosting...         --        --                          --       3,207                    3,207
                           --------     -----                    --------    --------                ---------
   Total net revenues...     33,689       281                      33,725      28,863                   62,624
                           --------     -----                    --------    --------                ---------
Cost of revenues:
 License--third
  parties...............        873        --                         873          79                      952
 License--related
  parties...............         39        --                          39          --                       39
 Service--third
  parties...............     15,878       109         (245)(9)     15,742       8,046                   23,788
 Service--related
  parties...............      1,632        --                       1,632          --                    1,632
 Application hosting....         --        --                          --       3,314                    3,314
 Non-cash compensation
  expense...............      2,040        56          255 (10)     2,351         116                    2,467
                           --------     -----                    --------    --------                ---------
   Total cost of
    revenues............     20,462       165                      20,637      11,555                   32,192
                           --------     -----                    --------    --------                ---------
Gross profit............     13,227       116                      13,088      17,308                   30,432
                           --------     -----                    --------    --------                ---------
Operating expenses:
 Sales and marketing:
   Non-cash compensation
    expense.............      1,488        16           72 (10)     1,304       2,701                    4,205
   Other sales and
    marketing...........     22,422        33                      21,455      26,301                   48,756
 Research and
  development:
   Non-cash compensation
    expense.............      2,039        45                       2,084         126                    2,210
   Other research and
    development.........     14,437       114                      14,551      10,464                   25,015
   Purchased in-process
    research and
    development.........      4,234        --                       4,234          --                    4,234
 General and
  administration:
   Non-cash compensation
    expense.............        689        --                         689         119                      808
   Other general and
    administration......      5,493        50                       5,543       7,002                   12,545
 Amortization of
  intangible assets.....        802        --        1,795 (11)     2,597          --     4,035 (7)      6,632
                           --------     -----                    --------    --------                ---------
   Total operating
    expenses............     51,604       258                      53,657      46,713                  104,405
                           --------     -----                    --------    --------                ---------
Loss from operations....    (38,377)     (142)                    (40,569)    (29,405)                 (73,973)
Interest income
 (expense)..............       (269)       (1)                       (270)      1,736                    1,466
Interest and other
 income, net............      3,290        --                       3,290           5                    3,295
                           --------     -----                    --------    --------                ---------
Loss before income
 taxes..................    (35,356)     (143)                    (37,549)    (27,664)                 (68,212)
Provision for income
 taxes..................         --        --                          --         (74)                     (74)
                           --------     -----                    --------    --------                ---------
Net loss................    (35,356)     (143)                    (37,549)    (27,590)                 (68,138)
Preferred stock dividend
 and BCF................         --        --                          --     (41,234)                 (41,234)
                           --------     -----                    --------    --------                ---------
Net loss attributable to
 common stockholders....   $(35,356)    $(143)                   $(37,549)   $(68,824)               $(110,372)
                           ========     =====                    ========    ========                =========
Pro forma net loss per
 share:
 Basic and diluted......   $  (1.05)                                                                 $   (2.39)
Shares used to compute
 pro forma net loss per
 share basic and
 diluted................     33,690                                                      12,480 (8)     46,170

        See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Information for explanation of Pro Forma adjustments.

                                      159

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

                            CHORDIANT SOFTWARE, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                             FINANCIAL INFORMATION
                     (for the year ended December 31, 2000)


NOTE 1--BASIS OF PRESENTATION:

   On July 19, 2000, Chordiant completed its acquisition of all the outstanding capital stock of White Spider. The White Spider acquisition was accounted for using the purchase method of accounting and, accordingly, the net assets and results of operations of White Spider have been included in the financial statements of Chordiant since the acquisition date.

   The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the proposed acquisition of Prime Response as if it occurred on December 31, 2000 and combines the consolidated balance sheet of Chordiant as of December 31, 2000 and the consolidated balance sheet of Prime Response as of December 31, 2000. The Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2000 gives effect to the Prime Response acquisition as if it had occurred on January 1, 2000 and presents the Unaudited Pro Forma Combined Condensed Statement of Operations of Chordiant for the year ended December 31, 2000 combined with the consolidated statement of operations of Prime Response for the year ended December 31, 2000. The Unaudited Pro Forma Combined Condensed Statement of Operations of Chordiant includes the historical results of operations of Chordiant for the year ended December 31, 2000 combined with the unaudited results of operations of White Spider for the period from January 1, 2000 to July 18, 2000 as if the White Spider acquisition occurred on January 1, 2000.

   The Unaudited Pro Forma Combined Condensed Financial Information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the dates indicated, nor is it necessarily indicative of the future operating results or the financial position of the combined companies.

NOTE 2--PURCHASE PRICE ALLOCATION:

   The Unaudited Pro Forma Combined Condensed Financial Information reflects a total purchase price for the Prime Response acquisition of approximately $44.5 million. The purchase price consists of 12,289,242 common shares valued at approximately $34.8 million, 1,367,464 options to purchase common shares of Chordiant at a weighted average exercise price of $11.94 per common share valued at approximately $3.2 million, 1,306,551 warrants to purchase common shares of Chordiant at a weighted exercise price of $14.14 per common share valued at approximately $3.5 million, and approximately $3.0 million in transaction costs. The value of Chordiant's common stock was based on a per share value of approximately $2.83 measured as the average fair market value of Chordiant's outstanding common stock from January 4, 2001 through January 10, 2001, two trading days before, the day of, and two days after the Merger Agreement was signed.

   The purchase price will be allocated to the assets acquired, including tangibles and intangible assets, and liabilities assumed based upon the fair value of such assets and liabilities on the date of acquisition. A valuation of the intangible assets acquired is being conducted by an independent third-party appraisal company and is expected to be completed prior to closing. In addition, management is in the process of assessing and formulating its integration plans, which are expected to include employee separations and elimination of duplicate facilities. The finalization of these plans could result in a material change to the estimate of accrued Prime Response-related restructuring charges. While the exact amount of the restructuring costs is not known, management believes that the costs could range between $3.0 million and $5.0 million.

                                      160

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

                            CHORDIANT SOFTWARE, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       FINANCIAL INFORMATION--(Continued)


   The purchase price has been preliminary allocated as follows (in thousands):

   Fair value of net tangible assets acquired and liabilities assumed.......................................................... $30,959
   In-process research and development...............................   1,486
   Purchased technology..............................................   4,515
   Workforce in place................................................   2,740
   Tradenames........................................................     982
   Goodwill..........................................................   3,867
                                                                      -------
                                                                      $44,549
                                                                      =======

   The tangible assets consist primarily of cash and cash equivalents, account receivable, prepaid and other current assets and property and equipment. The liabilities assumed consist primarily of accounts payable, accrued expenses and deferred revenue.

   Prime Response is currently developing new products that qualify as in-process research and development. For the purposes of determining which projects qualified as in-process research and development, technological feasibility is defined as being equivalent to completion of design verification testing, when the design is finalized and ready for pilot testing.

   As of the date of this joint proxy statement/prospectus, Prime Response's in-process research and development efforts consisted of three projects for which the estimated state of completion is 47%, 21% and 79%, respectively. The applications from these in-process projects will be integrated into Prime Response products over the next several quarters. The efforts required to complete these projects include the completion of all planning, designing and testing activities that are necessary to establish that the product can be produced to meet its design requirements, including functions, features and technical performance requirements.

   The estimated value of the acquired in-process research and development was computed using a discounted cash flow analysis rate of 35% on the anticipated income stream of the related product revenues. The discounted cash flow analysis was based on management's forecast of future revenues, cost of revenues, and operating expenses related to the products and technologies purchased from Prime Response. The value of in-process research and development has been further reduced by the estimated value of core technology and will be expensed in the period the transaction is consummated. The calculation of value will be adjusted to reflect only the value creation efforts of Prime Response prior to the closing of the acquisition.

   The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Prime Response's assumptions may be incomplete and inaccurate, and Chordiant cannot be sure that unanticipated events and circumstances will not occur that affect the values of in-process research and development efforts. Accordingly, actual results may vary from projected results. Any such variances may result in a material adverse effect on Chordiant's financial condition and results of operations.

   The value allocated to the assembled workforce is attributable to the Prime Response workforce in place after the acquisition which eliminates the need to hire new replacement employees. The value was determined by estimating the cost involved in assembling a new workforce including costs of salaries, benefits, training and recruiting.

   The excess of purchase price over tangible and intangible assets acquired and liabilities assumed was recorded as goodwill.

                            CHORDIANT SOFTWARE, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       FINANCIAL INFORMATION--(Continued)


   Based on the timing of the closing of the transaction, the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in this pro forma financial information. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to purchased in-process research and development and long-term assets. The income statement effect of these changes will depend on the nature and amount of the assets or liabilities adjusted. Two examples on how the pro forma combined condensed financial statements may be affected are as follows:

  . A $500,000 increase in the preliminary allocation to in-process research and development would result in a reallocation of the purchase price resulting in a $500,000 decrease in long-term assets, a corresponding $166,667 decrease to the annual amortization charge and an increase of $500,000 to the immediate charge for in-process research and development.

  . A $500,000 increase in the accrued restructuring charges would result in a $500,000 increase in long-term assets and a corresponding $166,667 increase to the annual amortization charge.

NOTE 3--UNAUDITED PRO FORMA COMBINED CONDENSED NET LOSS PER SHARE:

   The shares used in computing net loss per share for the year ended
December 31, 2000 is based upon Chordiant's historical weighted average common shares outstanding together with the shares issued in the White Spider and Prime Response acquisitions as if such shares were issued on January 1, 2000. Common stock issuable upon the exercise of stock options and warrants and the conversion of convertible debentures have not been included, as they are anti-dilutive.

NOTE 4--PURCHASE ADJUSTMENTS:

   The following adjustments were applied to the pro forma combined condensed financial information:

   (1) To reflect the issuance of shares and options for the acquisition of Prime Response by Chordiant as if the acquisition occurred on December 31, 2000.

   (2) To record the accrual of estimated costs resulting from the acquisition including merger, integration and restructuring costs. It is anticipated that Chordiant will incur charges related to the business combination with Prime Response currently estimated to be $7.0 million of which $4.0 million relates to integration and restructuring costs and $3.0 million relates principally to financial advisory, accounting and legal fees. Actual amounts ultimately incurred could differ from estimated amounts.

   (3) To adjust the deferred revenue balance to the fair value of the remaining services to be provided by Prime Response under contractual terms.

   (4) To record intangible assets acquired at estimated fair values.

   (5) To eliminate Prime Response historical stockholders' equity.

   (6) To reclassify related parties transactions to conform with Chordiant's presentation of related parties transactions.

   (7) To record the amortization expense associated with intangible assets over their estimated useful life of three years as if the acquisition had occurred on January 1, 2000.

   (8) Pro forma weighted average number of shares include common stock issued by Chordiant to acquire White Spider and Prime Response as if the acquisitions had occurred on January 1, 2000.

                                      162

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

                            CHORDIANT SOFTWARE, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       FINANCIAL INFORMATION--(Continued)


   (9) To eliminate intercompany transactions.

  (10) To record amortization of unearned compensation resulting from the unvested options issued by Chordiant to acquire White Spider over the remaining vesting period as if the White Spider acquisition had occurred on January 1, 2000. Unvested options granted by Chordiant in exchange for outstanding unvested options held by employees of White Spider were included in the calculation of the purchase price of White Spider. To the extent that services are required after the consummation date in order to vest in the replacement options, a portion of the unvested options' intrinsic value was allocated to unearned stock based compensation and is amortized over the remaining vesting period as if the acquisition of White Spider had occurred on January 1, 2000.

  (11) To record the amortization expense associated with intangible assets resulting from the White Spider acquisition over their estimated life of three years as if the White Spider acquisition had occurred on January 1, 2000.

                                      163

                                       7